REGAL REXNORD CORPORATION
EXECUTIVE SEVERANCE POLICY
Effective November 3, 2023
Article I
PURPOSE AND SCOPE
Section 1.01Purpose of the Policy. This Executive Severance Policy has been established by the Company on November 3, 2023 (the “Effective Date”) to provide certain employees with the opportunity to receive severance benefits if terminated under certain circumstances before a Change in Control and, in the event of a Change in Control, employment and severance protection for a specified period following the Change in Control. The purpose of the Policy is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.
Section 1.02Non-Duplication of Benefits. If any Participant has in effect an employment agreement that provides severance benefits, then the Participant shall be entitled only to the severance benefits provided by such agreement, and not the benefits described in the Policy. Unless specifically provided herein, the Policy supersedes the provisions of any other policy or plan that specifically provides the same type or types of benefits as are described herein, such that any Participant covered by this Policy shall only be entitled to the benefits provided hereunder, and shall not be entitled to severance benefits under such other severance policy or plan. However, the Policy is not intended to supersede any other plan, program, arrangement or agreement providing a Participant with benefits upon a termination of employment that are not described herein, including but not limited to, payment of accrued vacation pay or retirement benefits. In addition, and for the sake of clarity, a Participant shall not be entitled to benefits under both Article IV and Article V.

Article II
DEFINITIONS
Section 1.01“Accrued Amounts” collectively refers to the following benefits payable to a Participant upon or following such Participant’s Separation from Service:
(a)any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Participant’s Termination Date (or such earlier date required by applicable law) in accordance with the Company’s customary payroll procedures;
(b)any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Participant’s Termination Date (“Unpaid Bonus”), which shall be paid on the otherwise applicable payment date for such bonus;
(c)reimbursement for unreimbursed business expenses properly incurred by the Participant prior to the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(d)other payments and benefits described in this Policy that are not conditioned on continuing employment (such as indemnification rights and liability insurance).
Section 1.02 “Annual Bonus Target Amount” means 100% of the Participant’s target annual bonus for the fiscal year in which a termination of employment occurs; provided that if the Participant’s target annual bonus for the year has not yet been established as of the date of his or her Separation from Service, then the target annual bonus in effect for the immediately preceding year shall apply.
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Section 1.03“Average Bonus Amount” means the average annual cash performance-based bonuses paid or payable, including any amount that would have been paid or have been payable were it not for a mandatory or voluntary deferral of such amount, to a Participant by the Employer in respect of the three fiscal years (or the actual length of the Participant’s employment if less than three fiscal years) immediately preceding the fiscal year in which the Change in Control occurs. If a Participant was not employed by the Employer for each of the full three fiscal years, then the Participant’s annual cash bonus paid with respect to a partial year shall be annualized for purposes of determining his or her Average Bonus Amount. In no event shall bonuses other than annual performance-based bonuses, such as a sign-on bonus, retention bonus, or change in control bonus, be included in the Average Bonus Amount.
Section 1.04“Base Salary” means a Participant’s annual base salary determined prior to any reduction for amounts deferred under Section 401(k) of the Code, under a nonqualified deferred compensation plan or otherwise, or deducted pursuant to a cafeteria plan under Section 125 of the Code. Any reduction in Base Salary that constitutes Good Reason, or any reduction in Base Salary that becomes effective after a Notice of Termination is given, shall not be given effect for purposes of calculating severance payments under this Policy.
Section 1.05“Benefit Continuation Period” means the number of months following the Termination Date equal to 12 multiplied by the applicable Severance Multiplier.
Section 1.06“Board” means the Board of Directors of the Company, or any successor thereto.
Section 1.07“Cause” means:
(a)Qualifying Termination. For purposes of Article IV, the occurrence of any of the following, as determined by the Company in its reasonable judgement, exercised in good faith: (i) the Participant’s willful and material failure to perform or gross negligence in the performance of his duties (other than any such failure resulting from his incapacity due to physical or mental illness); (ii) the Participant’s willful and material failure to comply with any valid and legal directive of the Board or any person to whom the Participant reports; (iii) the Participant’s engagement in dishonesty, illegal conduct, or misconduct, whether or not related to the Participant’s employment with the Employer including any acts that occurred prior to the Effective Date, in each case which the Company reasonably determines has or could cause material financial or reputational harm to the Company or its affiliates; (iv) the Participant’s embezzlement, misappropriation, or fraud, whether or not related to the Participant’s employment with the Employer, or theft of property of the Company or any affiliate; (v) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) the Participant’s material breach of any material obligation under the Participant’s employment agreement (if applicable) or any other material obligation under any written agreement between the Participant and the Company or any affiliate; or (vii) any material failure by the Participant to comply with the material provisions of the Company’s or Employer’s written policies or rules (as they may be in effect from time to time), including any material policy or rule contained in the Company Code of Business Conduct and Ethics, provided the Participant has been provided such policies or rules in advance of such failure.
(b)Change in Control Termination. For purposes of Article V, the occurrence of any of the following: (i) the Participant’s engagement in willful conduct not taken in good faith that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), which substantially impairs the Participant’s ability to perform the Participant’s duties or responsibilities; or (iii) continuing willful and unreasonable refusal by the Participant to perform the Participant’s duties or responsibilities (unless significantly changed without the Participant’s consent).

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(c)Procedures and Interpretation. For purposes of both Sections 2.07(a) and (b):
(i)None of the Participant’s acts or failures to act shall be considered “willful” unless the Participant acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company or an affiliate. The Participant’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company or an affiliate.
(ii)To terminate the Participant’s employment for Cause, the Company must provide written notice to the Participant of the existence of the circumstances providing grounds for termination for Cause within sixty (60) days after its initial knowledge of the existence of such grounds, and, except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Participant shall have fifteen (15) business days after the delivery of written notice by the Company within which to cure any acts constituting Cause. If such failure, breach or refusal is timely cured, it shall not constitute grounds for a termination for Cause.
Section 1.08“Change in Control” shall mean the first to occur of the following events:
(a)any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates after Effective Date pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
(b)the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (i) individuals who, on the Effective Date, constituted the Board and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Policy until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or
(c)the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), other than (i) a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately

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after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates after the date of this Policy, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
(d)the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.
Section 1.09“Change in Control Termination” means a Participant’s Separation from Service due to either a resignation by the Participant with Good Reason or a separation initiated by the Company other than for Cause or Disability, in either case that occurs during the period beginning 180 days before the Change in Control and ending two (2) years after the date of such Change in Control; provided that if the termination occurs during the 180 days preceding the Change in Control then the Participant must reasonably demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control.
Section 1.10“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and rulings promulgated thereunder.
Section 1.11“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder. Any reference to a specific provision of the Code includes any successor provision thereto.
Section 1.12“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Policy in accordance with its terms. The Committee may delegate its authority under the Policy to one or more individuals or another committee.
Section 1.13“Company” means Regal Rexnord Corporation. Unless it is otherwise clear from the context, Company shall include all subsidiaries thereof and any Successor.
Section 1.14“Disability” means the Participant is entitled to receive long-term disability benefits under the Employer’s long-term disability plan. Any questions as to the existence of the Participant’s Disability as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company, and the determination of such physician shall be final and conclusive for all purposes of this Policy.
Section 1.15“Eligible Employee” means an employee of the Company or an affiliate who is on the United States payroll and is employed in any of the following positions: (i) the Chief Executive Officer of the Company, (ii) any other executive officer of the Company elected by the Board, or (iii) the Company’s Principal Accounting Officer or a direct report to the Chief Executive Officer, as determined

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by the Company. If there is any question as to whether an employee is deemed an Eligible Employee for purposes of the Policy, the Committee shall make the determination. Notwithstanding the foregoing, (A) the Committee may designate in writing, that any employee not otherwise described above shall be considered an Eligible Employee hereunder, and (B) in no event will any individual who has entered into a Key Employment and Executive Severance Agreement (“KEESA”) with the Company be considered an Eligible Employee hereunder unless such individual executes an agreement to terminate such KEESA in such form as is approved by the Committee.
Section 1.16“Employer” means the Company or one of its affiliates that employs the Participant.
Section 1.17“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings promulgated thereunder. Any reference to a specific provision of ERISA includes any successor provision thereto.
Section 1.18“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and rulings promulgated thereunder. Any reference to a specific provision of the Exchange Act includes any successor provision thereto.
Section 1.19“Fringe Benefits” means the fair market value of the fringe benefits payable by the Company to the Participant (determined as of the time of the Change in Control or, if higher, immediately prior to the date the Notice of Termination is given). For these purposes, Fringe Benefits include, but are not limited to, club dues or automobile reimbursement, but do not include the value of any welfare benefits, such as medical coverage (including prescription drug coverage), dental coverage, life insurance, disability insurance and accidental death and dismemberment benefits.
Section 1.20“Good Reason” means:
(a)Qualifying Termination. For purposes of Article IV, the occurrence of any of the following, in each case without the Participant’s prior written consent: (i) a material reduction in the Participant’s Base Salary or Target Bonus other than a general reduction in Base Salary or Target Bonus that affects all similarly situated executives or employees in substantially the same proportions; (ii) a relocation of the Participant’s principal place of employment by more than 100 miles and which also increases the distance of the Participant’s commute; (iii) any material breach by the Employer of any material provision of the Participant’s employment agreement (if applicable) or any material provision of any other agreement between the Participant and the Company or the Employer; or (iv) a material, adverse change in the Participant’s position, authorities, duties, or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).
(b)Change in Control Termination. For purposes of Article V, the occurrence of any of the following with respect to a Participant: (i) any breach by the Company of this Policy, the Participant’s employment agreement (if applicable), or any other agreement between the Company or the Employer and the Participant or any other material written obligation of the Company or the Employer, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company or Employer, as applicable, remedies promptly after receipt of notice thereof given by the Participant; (ii) any reduction in the Participant’s Base Salary, Annual Bonus, or other incentive compensation or benefits (in the aggregate), in each case relative to those most favorable to the Participant in effect at any time during the 180-day period prior to the Change in Control or, to the extent more favorable to the Participant, those in effect at any time during the Post-CIC Employment Period; (iii) the removal of the Participant from, or any failure to reelect or reappoint the Participant to, any of the positions held with the Company on the date of the Change in Control or any other positions to which the Participant shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination of the Participant’s employment for Cause or by reason of Disability or death; (iv) a good faith determination by the Participant that there has been a material adverse change, without the Participant’s written consent, in the Participant’s working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, or, to the extent more favorable to the Participant,

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those in effect at any time during the Post-CIC Employment Period, including but not limited to (A) a significant change in the nature or scope of the Participant’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company or Employer remedies within ten (10) days after receipt of notice thereof given by the Participant; (v) the Company relocates the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment on the date 180 days prior to the Change in Control; (vi) the Company requires the Participant to travel on business 20% in excess of the average number of days per month the Participant was required to travel during the 180-day period prior to the Change in Control; or (vii) the Successor refuses to fails to assume the obligations under this Policy in violation of Section 8.03.
(c)Procedures. To terminate employment for Good Reason under Section 2.20(a) or (b), the Participant must provide a Notice of Termination (as defined in Section 3.02)to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days after the Participant first becomes aware of the existence of such grounds. The Company shall have thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Participant does not provide notice of Good Reason within sixty (60) days after the Participant first becomes aware of occurrence of the applicable grounds, then the Participant will be deemed to have waived the Participant’s right to terminate for Good Reason with respect to such grounds. If the Company cures the circumstances giving rise to Good Reason within the thirty (30) day cure period, then the Participant will automatically be deemed to have rescinded the Participant’s Notice of Termination as of the date such cure is effected.
Section 1.21“Participant” means any Eligible Employee who is entitled to benefits under this Policy. Different sections of this Policy have different conditions for participation and an Eligible Employee may be considered a Participant for some, but not all, of the provisions of this Policy.
Section 1.22“Policy” means this Regal Rexnord Corporation Executive Severance Policy, as set forth herein, and as the same may from time to time be amended.
Section 1.23“Post-CIC Employment Period” means the period commencing on the date of a Change in Control and ending at 11:59 p.m. Central Time on the second (2nd) anniversary of such date.
Section 1.24“Qualifying Termination” means a Participant’s Separation from Service due to either a resignation by the Participant with Good Reason or a separation initiated by the Company other than for Cause, and that is not a Change in Control Termination.
Section 1.25“Separation from Service” means a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).
Section 1.26“Severance Multiplier” is determined using the following table based on the Participant’s position immediately prior the Participant’s Termination Date (ignoring any change in title that constitutes Good Reason or any change in title occurring after a Notice of Termination is given) and the type of termination:

	Qualifying Termination	Change In Control Termination
Chief Executive Officer	2.0X	3.0X
Other Executive Officer	1.0X	2.0X
All Other Participants	N/A	1.0X

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Section 1.27“Successor” means any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.
Section 1.28“Termination Date” means, with respect to a Participant, the date on which such Participant experiences a Separation from Service.
Article III
TERMINATION PROCEDURES
Section 1.01Termination Timing. Nothing in this Policy is intended to constitute a contract of employment. Each Participant shall be considered an “at-will” employee of the Employer. Accordingly, a Participant’s employment may be terminated by either the Company or the Participant at any time and for any reason or for no particular reason, subject to the notice requirements of Section 3.02. The Participant’s employment hereunder shall automatically be terminated upon the Participant’s death, and such termination shall not be treated as a termination by the Company, either with or without Cause.
Section 1.02Notice of Termination. Any termination of the Participant’s employment hereunder by the Company or by the Participant during the Employment Term (other than termination on account of the Participant’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 8.02. Any Notice of Termination by the Company to the Participant shall specify (i) the applicable date of termination; and (ii) the reason for termination, including, if the Company is terminating the Participant’s employment for Cause, the additional information required by Section 2.06. In the case of a Notice of Termination by the Participant to the Company, the Termination Date shall be thirty (30) days after the date the Notice of Termination is received by the Company unless the Company provides an earlier Termination Date in its sole and absolute discretion.
Following a Change in Control, any Notice of Termination by the Company to an executive officer shall have been approved, prior to the giving thereof to the Participant, by a resolution duly adopted by a majority of the Board then in office.
Section 1.03Resignation From All Positions. Upon termination of the Participant’s employment for any reason, the Participant shall be deemed to have resigned from all positions that the Participant holds as an officer or member of the board (or a committee thereof) of the Company or any of its affiliates.
Section 1.04Release. To be eligible to receive the benefits described in Section 4.02(b)-(d) or 5.03(a)-(g), the Participant shall be required to execute, within forty-five (45) days following receipt thereof (such 45-day period, the “Release Execution Period”), a release of claims in favor of the Company, its affiliates and their respective officers and directors, in a form provided by the Company within fifteen (15) days following the Participant’s Termination Date, that (i) does not require the Participant to release any rights to payments and benefits described in this Policy, and (ii) does not impose any additional post-employment restrictive covenants on the Participant than applied to the Participant immediately prior to the Termination Date (the “Release”), and the Release becoming effective according to its terms. If the Participant does not timely execute the Release, or the Release does not become effective according to its terms, then the Participant shall not be entitled to receive the benefits described in Section 4.02(b)-(d) or 5.03(a)-(g), as applicable.
Article IV
SEVERANCE FOR TERMINATIONS BEFORE CHANGE IN CONTROL
Section 1.01Participation. Each Eligible Employee shall be considered a Participant for purposes of this Article IV, provided that only the Chief Executive Officer and the other executive officers of the Company shall be entitled to the benefits described in Section 4.02.

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Section 1.02Benefits Upon Qualifying Termination. If a Participant experiences a Qualifying Termination, then the Participant shall receive the Accrued Amounts plus the following benefits:
(a)Cash Severance. A lump sum cash payment equal to the Severance Multiplier multiplied by the sum of the Participant’s (i) Base Salary as in effect immediately prior to the Participant’s Termination Date plus (ii) the Participant’s Annual Bonus Target Amount for the year that includes the Participant’s Termination Date (the “Severance Payment”). The Severance Payment shall be paid within thirty (30) days after the effective date of the Release, provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the second taxable year.
(b)Bonus for Year of Termination. A lump sum payment equal to the product of (i) the annual cash performance-based bonus to which the Participant would have been entitled for the fiscal year in which the Participant’s Termination Date occurs had the Participant remained employed, based solely on actual Company performance for such fiscal year (without any exercise of negative discretion), multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year of termination and the denominator of which is 365, which shall be paid on the otherwise applicable payment date for such bonus (the “Pro-Rata Bonus”).
(c)Benefit Continuation. Provided that the Participant is eligible for and timely elects COBRA continuation following the Participant’s Separation from Service, the Participant shall continue to be eligible to participate in the health benefits plan coverage in effect at the Termination Date (or generally comparable coverage) for the Participant and, where applicable, the Participant’s eligible dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment for the Benefits Continuation Period. The Participant shall be responsible for the payment of the employee portion of any premiums or contributions that are required during the Benefits Continuation Period and such premiums and contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage. The Participant’s failure to pay the applicable premiums or contributions shall result in the cessation of the applicable coverage for the Participant and his or her eligible dependents. Notwithstanding any other provision of this Policy to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the group health plan benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under Code Section 4980B shall run concurrently with the continuation period described herein.
(d)Equity Awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the equity plan under which they were granted and the applicable award agreements.
Section 1.03Benefits Upon Death or Disability. If a Participant’s employment is terminated due to the Participant’s death or Disability, then the Participant (or the Participant’s estate and/or beneficiaries, as the case may be) shall be entitled to receive (a) the Accrued Amounts and (b) the Pro-Rata Bonus.
Section 1.04Retirement. If the Participant and the Company shall execute an agreement providing for the Participant’s retirement from the Company, or the Participant shall otherwise give notice that the Participant is voluntarily choosing to retire from the Company, then the Participant shall receive the Accrued Amounts, but shall not receive any other benefits under this Article IV; provided, that if the Participant experiences a Qualifying Termination but the Participant also, in connection with such termination, elects retirement, then the Participant shall continue to be eligible for the benefits described in this Article IV.

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Section 1.05All Other Terminations. If a Participant experiences a Separation from Service for any reason other than a Qualifying Termination, death, Disability or retirement, then the Participant shall only be entitled to receive the Accrued Amounts, provided that if a Participant’s Separation from Service is for Cause, then the Unpaid Bonus shall be immediately forfeited and shall not be paid. In addition, if a Participant’s Separation from Service was for any reason other than Cause, but the Company later determines that the Participant could have been terminated for Cause had all the facts been known to the Company, then the Participant shall immediately forfeit upon such determination the right to receive any benefits other than the Accrued Amounts (excluding, for clarity, the Unpaid Bonus, which the Participant will forfeit).
Article V
CHANGE IN CONTROL BENEFITS
Section 1.01Participation. Each Eligible Employee shall be considered a Participant for purposes of this Article V.
Section 1.02Employment Protections. With respect to each Participant who is employed immediately prior to a Change in Control, during the Post-CIC Employment Period, the Participant’s employment with the Company shall be subject to the following terms and conditions:
(a)Position and Duties. The Participant’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90)-day period immediately preceding the Change in Control.
(b)Compensation. The Participant shall be compensated as follows:
(i)Base Salary. The Participant shall receive annual Base Salary at least equal to the greater of (A) the highest Base Salary in effect for any month in the twelve (12)-month period immediately preceding the month in which the Change in Control occurs or (B) the Participant’s Base Salary in effect immediately prior to the Change in Control, in either case, subject to adjustment as hereinafter provided in Section 5.02(d).
(ii)Annual Bonus. The Participant shall be eligible to participate in an annual bonus plan for each full and partial fiscal year during the Post-CIC Employment Period. The Participant’s target bonus and maximum bonus under such plan shall be no less than the target bonus and maximum bonus that the Participant was eligible to earn under the Company’s annual bonus plan immediately before the Change in Control. Bonuses under the annual bonus plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the “Goals”), all of which Goals shall be attainable with approximately the same degree of probability as the most attainable goals under the Company’s annual bonus plan as in effect at any time during the 180-day period immediately prior to the Change in Control.
(iii)Fringe Benefits. The Participant shall receive Fringe Benefits at least equal in value to the highest value of such benefits provided to the Participant at any time during the 180-day period immediately prior to the Change in Control or, if more favorable to the Participant, those provided generally at any time during the Employment Period to any executives of the Company of comparable status and position to the Participant; and shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Participant that were in effect at any time during the 180-day period immediately prior to the Change in Control, for any and all monies advanced in connection with the Participant’s employment for reasonable and necessary expenses incurred by the Participant on behalf of the Company, including travel expenses.
(iv)Welfare Benefit Plans. The Participant and the Participant’s spouse, dependents and beneficiaries, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) to the extent applicable

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generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Participant with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Participant at any time during the 180-day period immediately preceding the Change in Control.
(v)Retirement Plans. The Participant shall be entitled to participate in all qualified and nonqualified savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Participant with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company to the Participant under such plans, practices, policies and programs as in effect at any time during the 180-day period immediately preceding the Change in Control.
(vi)Other Benefits. The Participant shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Participant, including but not limited to split-dollar life insurance, long-term bonus plans, equity incentive plans, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that in no event shall the aggregate level of benefits under such plans be less than the greater of (A) the highest aggregate level of benefits under plans of the Company of the type referred to in this paragraph which the Participant was participating at any time during the 180-day period immediately prior to the Change in Control or (B) the level of benefits provided at any time after the Change in Control to any executive of the Company comparable in status and position to the Participant.
(c)Annual Compensation Adjustments. During the Post-CIC Employment Period, the Board or Committee will consider, at least annually and in accordance with the Company’s practice before the Change in Control, upward adjustment to the Participant’s Base Salary, and such upward adjustment shall (i) be commensurate with increases generally given to other executives of the Company of comparable status and position as the Participant, (ii) reflect the contributions of the Participant to the Company, and (iii) reflect any expansion in the scope of Participant’s duties due to expansion of the Company’s operations or otherwise.
Section 1.03Post-CIC Severance. If a Participant experiences a Change in Control Termination, then the Participant shall be entitled to receive the Accrued Amounts plus the following benefits:
(a)Cash Severance. A cash payment (the “CIC Severance Payment”) in an amount equal to the applicable Severance Multiplier multiplied by the sum of the Participant’s (i) Base Salary (determined as of the date of the Change in Control or the date of the Notice of Termination, whichever is greater), (ii) the greater of (A) the Participant’s Annual Bonus Target Amount for the fiscal year in which the termination occurs or (B) the Average Bonus Amount, and (iii) an amount equal to the greater of the Participant’s Fringe Benefits for the fiscal year in which the Termination Date occurs or the annual amount of Fringe Benefits the Participant received for the fiscal year prior to the Change in Control. The CIC Severance Payment shall be paid within thirty (30) days after the effective date of the Release, provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the second taxable year. Notwithstanding the foregoing, if the Change in Control Termination occurs before the date of the Change in Control, then the CIC Severance Payment shall be paid within thirty (30) days after the Change in Control, contingent on the Release becoming effective before such date, and shall be reduced by the amount of any Severance Payment already paid, if any, under Section 4.02(b).
(b)Bonus for Year of Termination. At the same time the CIC Severance Payment is made, a lump sum cash payment equal to the product of (i) the Participant’s Annual Bonus Target Amount for the year of termination (or, if greater, the Annual Bonus Target Amount for the year of the Change in Control) multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year of termination and the denominator of which is 365, which shall be paid at the time specified in the Company’s annual bonus plan (the “Target Pro-Rata Bonus”).

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(c)Benefit Continuation. During the Benefit Continuation Period, the Company shall provide the Participant, at no cost to the Participant, the same or equivalent medical, dental, and life insurance benefits (including, where applicable, coverage for the Participant’s eligible dependents) as the Participant was receiving at the Participant’s Termination Date (provided that such level of benefits shall never be less than the amount the Company is required to provide to the Participant under Section 5.02(iv)), subject to the following:
(i)If applicable, following the end of the COBRA continuation period, if such medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.
(ii)If the Participant’s Change in Control Termination occurred during the 180-day period preceding the Change in Control, then, within ten (10) days following the Change in Control, the Company shall reimburse the Participant for any COBRA premiums the Participant paid for medical and dental coverage under COBRA from the Participant’s Termination Date through the date of the Change in Control.
Notwithstanding any other provision of this Policy to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the welfare benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under Code Section 4980B shall run concurrently with the continuation period described herein.
(d)SERP Vesting. Full and immediate vesting of the Participant’s accrued benefit under any supplemental executive retirement plan of the Company (the “SERP”) and in any nonqualified defined contribution retirement plan of the Company. In addition, the Company shall cause the Participant to be deemed to have satisfied any minimum years of service requirement under the SERP for subsidized early retirement benefits regardless of the Participant’s age and service at the Termination Date; provided, however, that SERP benefits will be based on service to date with no additional credit for service or age beyond such Termination Date.
(e)Additional Retirement Contributions. At the same time the CIC Severance Payment is made, the Company shall pay the Participant an amount equal to the value of the retirement benefits under the various retirement benefits plans of the Company (both qualified and non-qualified) that the Participant is participating in as of the Termination Date, and that would have accrued had the Participant been an active employee receiving a Base Salary under such plans through the Benefit Continuation Period, at the same annual rate as was in effect at the Termination Date (or if higher, immediately preceding the date of the Change in Control). For purposes of calculating this payment for any defined contribution plan (whether qualified or nonqualified), if any, the value shall be determined as a single sum amount equal to the sum of the employer matching and non-matching contributions that would have been made for the Participant, assuming that the contribution formulas are the same as in effect on the Termination Date, and assuming the Participant contributed sufficient contributions to such plan to earn the maximum matching contribution, but determined without regard to any interest such amounts would have earned.
(f)Vesting of Equity Awards. Notwithstanding any equity plan or agreement under which an award of stock options, restricted stock, restricted stock units, performance share units or similar types of awards are granted (collectively, the “Equity Awards”), all Equity Awards that remain outstanding on the Participant’s Termination Date shall vest in full as of such Termination Date, assuming, with respect to any Equity Awards that are subject to performance goals for which the performance period has not been completed, that target performance had been met. If, however, the terms of the agreement or plan governing an Equity Award provides for more favorable treatment than

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this subsection (f), the more favorable terms of the Equity Award agreement or plan, as applicable, shall instead apply.
(g)Advisory Fees. The Company shall bear up to $15,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Participant to advise the Participant as to matters relating to the computation of benefits due and payable under this Section 5.03.
(h)Outplacement Services. The Participant shall receive until the end of the second calendar year following the calendar year in which the Participant’s Termination Date occurs, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Participant’s status with the Company immediately prior to the date of the Change in Control (or, if higher, immediately prior to the Participant’s Termination Date), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Participant’s Base Salary.
(i)Indemnification and D&O Insurance. The Participant shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to the extent any such amendment or restatement expands the Participant’s rights to indemnification, and as provided in any other written agreement or policy (such rights, the “Indemnification Rights”). In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of the Participant, provided the Participant is eligible to be covered and has in fact been covered by such insurance, at the highest level in effect immediately prior to the date of the Change in Control (or, if higher, immediately prior to the Participant’s Separation from Service) including any such insurance that was reduced prior to a Change in Control at the request of the person or entity acquiring control of the Company or reasonably shown to be related to the Change in Control, for the seven (7) year period following the Termination Date.
Section 1.04Other Terminations Following a Change in Control.
(a)Death or Disability. If a Participant’s employment is terminated due to the Participant’s death or Disability during the Post-CIC Employment Period, then the Participant (or the Participant’s estate and/or beneficiaries, as the case may be) shall be entitled to receive (a) the Accrued Amounts, (b) the Pro-Rata Target Bonus, and (c) the Indemnification Rights.
(b)Retirement. If, during the Post-CIC Employment Period, the Participant and the Company shall execute an agreement providing for the Participant’s retirement from the Company, or the Participant shall otherwise give notice that he is voluntarily choosing to retire from the Company, then the Participant shall receive the Accrued Amounts and Indemnification Rights, but shall not receive any other benefits under this Article V; provided, that if the Participant experiences a Change in Control Termination but the Participant also, in connection with such termination, elects retirement, then the Participant shall continue to be eligible for the benefits described in this Article V.
(c)All Other Terminations. If a Participant experiences a Separation from Service for any reason other than a Qualifying Termination, death, Disability or retirement, then the Participant shall only be entitled to receive the Accrued Amounts and Indemnification Rights, provided that if a Participant’s Separation from Service is for Cause, then the Unpaid Bonus shall be immediately forfeited and shall not be paid. In addition, if a Participant’s Separation from Service was for any reason other than Cause, but the Company later determines that the Participant could have been terminated for Cause had all the facts been known to the Company, then the Participant shall immediately forfeit upon such determination the right to receive any benefits other than the Accrued Amounts (excluding, for clarity, the Unpaid Bonus, which the Participant will forfeit).
Article VI
TAXES AND WITHHOLDINGS

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Section 1.01Withholdings. The Company or Employer, as the case may be, shall be entitled to withhold from amounts to be paid to the Participant hereunder any federal, state or local withholding or other taxes or amounts which it is from time to time required by law to withhold. In addition, if prior to the date of payment of any amounts due hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, then the Company may provide for an immediate payment of the amount needed to pay the Participant’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Participant’s payments hereunder shall be reduced accordingly.
Section 1.02Code Section 409A.
(a)General. The benefits payable under this Policy are intended to either meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A or, to the extent such exceptions are not applicable, comply with Code Section 409A, and shall be interpreted, to the maximum extent possible, consistent with such intent. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary to make any benefit due hereunder comply therewith. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of the terms of this Policy not complying with Section 409A.
(b)Six Month Delay. Notwithstanding any provision of the Policy to the contrary, if the Participant is a “specified employee” as defined in Section 409A, then the payment of any amount or provision of any benefit that is considered “nonqualified deferred compensation” that is not exempt from Code Section 409A shall be paid no earlier than the first payroll date to occur following the six-month anniversary of Participant’s Termination Date. No interest shall accrue as a result of any such delay.
Section 1.03Parachute Payment Excise Tax.
(a)Determination of Whether Excise Tax Applies. Notwithstanding any other provision of this Policy, if any portion of the benefits due under this Policy, or under any agreement or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6.03, result in the imposition on the Participant of an excise tax under Code Section 4999, then the Total Payments to be made to the Participant shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise tax). If clause (ii) results in a greater after-tax benefit to the Participant, then the payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(b)Procedures. Upon the reasonable request of either party, the Participant and the Company, at the Company’s expense, shall engage a nationally recognized public accounting firm (the “Auditor”), selected by the Company and reasonably acceptable to the Participant, to make the determination (which need not be unqualified) described above. The determination of the Auditor shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant unless such determination is adjusted after an IRS audit. If the Auditor so requests, the

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Company shall obtain, at the Company’s expense, and the Auditor may rely on, the advice of a firm of recognized executive compensation consultants for any matters relevant to such determination.
(c)Costs of Determinations. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the Auditor of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 6.03, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
Article VII
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 1.01Administration; Discretion. It shall be the duty of the Committee to properly administer the Policy. The Committee shall have the full power, authority and discretion to construe, interpret and administer the Policy, to make factual determinations, to correct deficiencies therein, and to supply omissions. The Committee may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Policy. Any decisions, actions or interpretations to be made under the Policy by the Committee or the Board, or any other person or committee acting on behalf of either, shall be made in each of their respective sole discretion, and need not be uniformly applied to similarly situated individuals except as required by ERISA, and such decisions, actions or interpretations shall be final, binding and conclusive. As a condition of participating in the Policy, each Participant acknowledges that all decisions and determinations of the Committee and the Board and any of their delegates shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Policy on his or her behalf.
Section 1.02Amendment, Suspension and Termination. Except as otherwise provided in this Section 7.02, the Committee or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Policy in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Notwithstanding the foregoing, in no event shall any such action that would adversely affect the rights hereunder of a Participant who has either experienced a termination of employment, or who has provided or received a Notice of Termination, be given effect without such Participant’s written consent. Notwithstanding anything to the contrary herein:
(a)any termination, suspension, or adverse amendment to Article V of this Policy (including, for the avoidance of doubt, an adverse amendment to any definition in Article II that is used in Article V) prior to a Change in Control shall not apply to (i) any Participant who terminated their KEESA as a condition of being considered an Eligible Employee, and (ii) any other Participant if a Change in Control occurs within six (6) months of the date of such termination, suspension or amendment (unless, in each case, the affected Participant has consented thereto in writing);
(b)any termination, suspension, or adverse amendment to Article III or Article IV of this Policy (including, for the avoidance of doubt, an adverse amendment to any definition in Article II that is used in either of such articles) shall not apply to any Participant who terminated the severance provisions in the Participant’s employment agreement (other than the KEESAs) on the Effective Date (unless such Participant has consented thereto in writing);
(c)after the occurrence of a Change in Control, (i) any termination or suspension of the Policy during the two (2) year period following the Change in Control will not be applicable to Eligible Employees who are employed on the date of the Change in Control, and (ii) no amendment during the two (2) year period following the Change in Control shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee; and no amendment shall give the Company the right to recover any amount paid to any Participant prior to the date of such amendment or to cause the cessation of severance benefits for a Participant who has already executed a Release, unless required by applicable law or the listing requirements of the national securities exchange on which the Company’s shares are then listed.
Section 1.03Duration. The Policy shall continue in full force and effect until the earlier of (a) termination of the Policy pursuant to Section 7.02 or (b) the second anniversary of a Change in Control;

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provided, however, that after the termination of the Policy, if any Participant terminated employment due prior to the termination of the Policy and is still entitled to receive payments or benefits hereunder, then the Policy shall remain in effect with respect to such Participant until all of such obligations are satisfied.
Article VIII
MISCELLANEOUS
Section 1.01Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Policy.
Section 1.02Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Committee at the address for the Company’s headquarters.
Section 1.03Successors and Assigns. Any Successor shall be required to execute a written agreement assuming this Policy and expressly agreeing to perform the obligations under this Policy. Except as provided in this Section 8.03, this Policy shall not be assignable by the Company. This Policy shall not be terminated by the voluntary or involuntary dissolution of the Company.
Section 1.04Set-Off. With respect to amounts paid under the Policy that are not subject to Code Section 409A, the Committee reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his or her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate to the extent needed to comply with Code Section 409A and further provided that no such deductions shall be made to amounts due under Article V.
Section 1.05No Mitigation. Participants shall not be required to mitigate the amount of any severance payments or other benefits provided for in this Policy by seeking other employment or otherwise, nor shall the amount of any severance payments or other benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except as otherwise expressly provided herein (including but not limited to the adjustment of the COBRA benefit under Section 5.01(b)) or if the Participant is re-employed by the Company or any of its affiliates, in which case severance payments or benefits not yet paid or provided shall cease.
Section 1.06No Contract of Employment. Neither the establishment of the Policy, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company or the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Policy had never been adopted.
Section 1.07Severability of Provisions. If any provision of this Policy shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Policy shall be construed and enforced as if such provisions had not been included.
Section 1.08Heirs, Assigns, and Personal Representatives. This Policy shall be binding upon the heirs, executors, administrators, successors and assigns of the Participant, present and future.

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Section 1.09Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.
Section 1.10Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 1.11Unfunded Policy. Except as otherwise expressly provided herein, the Policy shall not be funded and all payments due hereunder will be paid form the general assets of the Company.
Section 1.12Payments to Incompetent Persons. Any benefit payable to or for the benefit of an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other interested parties with respect thereto.
Section 1.13Governing Law; Dispute Resolution.
(a)Governing Law. This Policy shall be governed by and construed in accordance with the laws of the State of Wisconsin to the extent not superseded by federal law, without reference to conflict of laws principles thereof.
(b)Dispute Resolution. Any dispute arising out of this Policy shall, at the Participant’s election, be determined by arbitration under the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association then in effect (in which case both the Company and the Participant shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Participant’s election, if the Participant is not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Participant resides; provided, that, if the Participant is not then residing in the United States, the election of the Participant with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty (30) cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Participant’s residence. In the event of an arbitration, the arbitrator shall prepare a decision explaining in reasonable detail the basis for any award, and judgement upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Pending resolution of any dispute, the Participant shall continue to receive all payments and benefits due under this Policy or otherwise, except to the extent that the arbitrator or judge otherwise provides. The Participant, by virtue of participating herein, and the Company consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.
(c)Reimbursement of Expenses. If, after a Change in Control, (i) a dispute arises with respect to the enforcement of the Participant’s rights under this Policy or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Participant is not acting in bad faith, then the Company shall reimburse the Participant for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute and any legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Participant calculated at the rate of interest announced by BMO Harris Bank from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Policy. Within ten (10) days after the Participant’s written request therefor (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Participant, or such other person or entity as the Participant may designate in writing to the Company, the Participant’s reasonable Expenses.

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